Exhibit 10.(m)

COMMERCIAL LEASE AGREEMENT
THIS COMMERCIAL LEASE AGREEMENT the (Agreement), made and entered into on this 17th day of December, 2015 by and between REITANO ENTERPRISES, INC. a Florida Corporation P.O. Box 5401175, Lake Worth, FL 33454 (Lessor) and OTM USA Corp. a Florida Corporation 12355 Hagen Ranch Road Suite 604, Boynton Beach, FL 33437 (Lessee) and collectively referred to as the (Parties).
The parties agree as follows:
Premises/Property
In consideration of the rents to be paid hereunder and the covenants and obligations to be observed by the Lessee, Lessor does hereby lease to the Lessee and the Lessee does hereby lease and take from the Lessor the following property located at:
11711 Okeechobee Blvd, Royal Palm Beach, FL 33411
together with all improvements located thereon the (Premises/Property).

Term
The term of this Lease shall commence on the 21st day of December, 2015 and shall continue for an initial term of 10 years. Lessee may at its option renew the Lease for an extended term of 10 years. Lessee shall exercise such renewal option by giving written notice of not less than thirty (30) days to Lessor.
For and during the initial term of the Lease, Lessee shall pay to Lessor annual rent of $256,721.16 per year. The annual rent shall be payable in advance in equal monthly installments of $21,393.43 per month which includes all Sales, State, Property and Tangible taxes and insurance. This value will be adjusted on a yearly basis according to the property tax and insurance increases or decreases. There will also be a yearly increase of $300.00 per month or $3,600.00 yearly paid on a monthly basis. The monthly payment shall be due and payable on the 1st day of each calendar month at the following address: REITANO ENTERPRISES, INC P.O. Box 5401175, Lake Worth, FL 33454 or at such other place designated by written notice from Lessor or Lessee. The 1st month payment shall be prorated by the number of actual days in position of the property. Any rent payment not made by the 5th day of the month shall be considered overdue and in addition to Lessor's other remedies, Lessor shall levy a late payment charge equal to 5% per month and $250.00 on any overdue amount. Payment due on the 1st day of each month. First month shall be prorated.

Exhibit 10(m) -- Page 1

This Lease is what is commonly called a "Net, Net, Net Lease", it being understood and agreed by Lessee that Lessee shall be obligated under this Lease to pay the Lessor the Rental set forth. Additionally, Lessee shall, at its expense, be solely responsible for the payment of any and all other costs, expenses, impositions, real estate taxes, liens, assessments, charges or expenses of any nature and kind whatsoever pertaining to or in connection with the ownership, maintenance and operation of the property, including but not limited to, insurance, utility charges, water/sewer, and telephone charges and the maintenance of all fuel dispensing equipment including tanks, piping, sumps, pumps, dispensers, hoses, nozzles, register consoles, TLS system and any other part and device necessary in the dispensing of gasoline/petroleum products in its entirety. All equipment shall be kept operational and upgraded with the latest technology. All of such charges, costs and expenses shall constitute the obligation of the Lessee and upon the failure of Lessee to pay any of such costs, charges or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Agreement for the failure of Lessee to pay rent. Any present or future law to the contrary shall not alter this Lease or the obligations of the parties. In addition, if Lessee fails to perform Lessee's obligations under this Paragraph IV, Lessor may at its option (but shall not be required to), after ten (10) days prior written notice to Lessee, perform the same and the cost thereof shall become due and payable by the Lessee or, at Lessor's option, shall be included in Lessee's next rental installment to Lessor.
Utilities
Lessee shall pay any and all utility deposits and usage charges relating to the Leased Premises during the term of this Lease.
Signs
Upon obtaining Lessor's consent, Lessee shall have the right to place any signs which are permitted by applicable zoning ordinances and private restrictions on the Premises, at locations selected by Lessee. Must be approved in writing by Lessor. Approval will not be unreasonably withheld. Lessee shall maintain and keep signage in good working order including replacement of ballast, bulbs, case, faces and structure.
Security Deposit
Within 60 days of taking possession of the Premises, Lessee shall pay a security deposit in the amount of $25,000.00. At any time within the term of this lease, the deposit may be increased up to $25,000.00 plus 3 months' rent and 7 days of projected fuel sales, which will be at Lessor's discretion. The deposit is for the full and faithful performance by the Lessee of all the terms of this lease. This security deposit will be refunded to Lessee after the expiration of this Lease, provided the Lessee has fully and faithfully carried out all of its obligations under this Agreement.

Exhibit 10(m) -- Page 2

Alterations & Improvements
Lessee may, at its sole expense, reimage the Premises and make such non-structural alterations and changes as Lessee shall deem necessary, provided, however, such alterations and changes shall neither impair the structural soundness nor diminish the value of the Premises provided Lessee first obtains the consent of the Lessor in writing. The Lessee may make structural alterations and additions to the Premises provided Lessee first obtains the consent of the Lessor in writing. The Lessor agrees that it shall not withhold such consents unreasonably. Any and all alterations shall be performed by a license contractor and with a city permit meeting their code.
Lessee shall use the premises for gas/Retail Convenience Store purposes only and for no other purpose without Lessor's prior written consent. Lessee shall not sublease any portion of the building or property. Notwithstanding the forgoing, Lessee shall not use the Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.
Lessor shall have the right to enter upon the Premises at business hours to inspect the same, provided Lessor shall not thereby unreasonably interfere with Lessee's business on the Premises.
Maintenance and Repairs
Lessee shall at its own expenses make all necessary repairs to the Premises. Such repairs shall include any and all repairs of floors, walls, ceilings, and other parts whether structural or nonstructural of the Premises damaged or worn through normal occupancy including all mechanical and electrical systems, a/c systems, venting systems, fuel tanks and piping, fuel dispensers, cash registers and pump controllers, all lighting and bulb replacement inside and outside, all wiring low and high voltage, all electrical including the panels, coolers and all parts thereof, all plumbing and plumbing fixtures including underground piping and grease trap, landscape and landscape irrigation system, roof and roof structure, walls inside and outside, fascia board, painting, gas canopy and columns, asphalt repair, striping and replacement.
Termination
Lessor may terminate this Agreement for failure to pay rent in a timely manner by giving thirty (30) days written notice to the other Lessee. Upon the expiration or earlier termination of this Agreement, Lessee shall return the Premises to Lessor in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted.

Exhibit 10(m) -- Page 3

Insurance
Property and Fire Damage. Lessee shall maintain property insurance with a reputable and highly rated insurance company or companies licensed in Florida with at least a 4A rating according to Best's Guide, covering all buildings, improvements now or hereafter located on the property and all the equipment and all tangible personal property, for an amount not less than their full insurable value on a replacement cost basis, without contribution or coinsurance (or with coinsurance and an agreed amount endorsement), for the benefit of Lessor as co-insured and loss payee, by policies on such terms, in such form and for such periods, as Lessor shall require or approve from time to time, insuring with extended coverage and broad form coverage, if available, against loss or damage by fire, lightning, flood, windstorm, hail, aircraft, riot, vehicles, explosion, smoke, falling objects, collapse, sudden tearing asunder, breakage of glass, electricity, sprinkler leakage, water damage, earthquake, vandalism and malicious mischief, theft, riot attending a strike, civil commotion, and when and to the extent required by Lessor, against any other risks in an amount of not less than one hundred percent (100%) of the replacement cost thereof. Regardless of the types or amounts of insurance required and approved by Lessor, Lessee shall assign and deliver to Lessor all policies of insurance, which insure against any loss and damage to the property or any part thereof, as collateral and further security for the payment of the rent, with Lessor named as an additional insured and loss payee. Said policy and/or certificate shall contain an undertaking by the insurer to give Lessor not less than ten (10) days written notice of any cancellation or change in scope or amount of coverage of such policy.
A.            If the property shall be partially damaged by fire, the damages shall be repaired by and at the expense of Lessee. All monies received for loss or damage shall be disbursed by Lessor to Lessee under such safeguards, as Lessor shall deem appropriate in its sole discretion, for the reconstruction or restoration or repair of the damaged property.
B.            Lessee will, during the term of this Lease, at its own cost and expense, maintain and provide general liability insurance for the benefit and protection of Lessor and Lessee (said policy to name Lessor as a co-insured), in an amount not less than ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) for injuries to any one person, and not less than TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) for injuries to more than one person and for damage to property in an amount of not less than FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) arising out of any one accident or occurrence. Said policy shall cover the entire property. The public liability policy or a certificate thereof shall be delivered to Lessor at the commencement of the Term, together with proof of payment of premium and renewals thereof not less than twenty (20) days before its expiration date. Said policy and/or certificate shall contain an undertaking by the insurer to give Lessor not less than ten (10) days written notice of any cancellation or change in scope or amount of coverage of such policy. If Lessee fails to comply with this requirement, Lessor may obtain such insurance and keep same in effect and Lessee shall pay Lessor the cost thereof upon demand as additional rent.

Exhibit 10(m) -- Page 4

C.            Additional Types of Insurance Required. Lessee shall obtain, renew and keep current during the term of this Lease all insurance required by applicable law and, in addition, insurance satisfactory to Lessor including, but not limited to, the following minimum insurance:
a)            garage keeper's legal liability insurance with limits of not less than $50,000 and with Lessor named as an additional insured;
b)            garage liability insurance with limits of not less than $500,000 per occurrence, and with Lessor named as an additional insured, which includes coverage for (a) contractual liability; (b) the sale of food and beverages and (c) vehicles owned or operated in the course Lessee's business;
c)            workers' compensation insurance to provide full coverage for any statutory benefits required by all laws applicable to Lessee's employees;
d)            employer's liability insurance with a limit of not less than $100,000 per accident;
e)            plate glass insurance or security acceptable to Lessor, in an amount sufficient to replace all plate glass and security glazing with like plate glass and security glazing in the event of loss or damage;
f)            vehicle/building damage insurance (including coverage for equipment and improvements) in an amount not less than $25,000 per occurrence;
g)            liquor liability insurance in an amount not less than $1,000,000.00 per occurrence with Lessee named as an additional insured; and
h)            under the Florida Petroleum Liability Insurance Program ("FPLIPA"), environmental impairment liability insurance covering acts or omissions of Lessee in whole or in part, in an amount not less than $1,000,000.00 with Lessee named as an additional co-insured.
D.            Other Insurance Requirements. All insurance shall be underwritten by insurance companies authorized to do business in Florida. Lessee shall pay all premiums and assessments charged for such insurance when due. Each insurance policy shall have a provision which requires that Lessor be given at least ten (10) days written notice before any termination, cancellation or material change shall become effective. In the event that any such policy is terminated, canceled or materially changed, Lessee shall promptly, prior to the expiration date or change of such policy, procure a new or substitute policy containing the same or additional coverage as was previously provided, such policy to begin coverage concurrent with the expiration of the canceled or terminated policy or with the effective date of the material change. Lessee shall comply with all policy terms and conditions and the directions of the insurance carrier, its ratings bureau and the National Fire Protection Association. All insurance maintained by Lessee shall be primary if similar or complementary insurance is also maintained by Lessor. Binders of coverage evidencing insurance required by this Agreement shall be provided to Lessee no later than the commencement of the term of this Lease, and certificates evidencing such insurance shall be provided to Lessor no later than sixty (60} days after the effective date of the policy or renewal policy.

Exhibit 10(m) -- Page 5

E.            If Lessee defaults in so insuring the property or any part thereof or in so assigning and delivering the policies, at its option, Lessor may effect such insurance from year to year and pay the premiums thereof, and any such sums advanced by Lessor shall bear interest at eighteen percent (18%) per annum and be due and payable immediately as additional rent. Lessor shall not be required to advance any such sums in order to declare a default under this Lease because of Lessee's default under this paragraph.
Indemnity
A.            Lessee agrees to and does hereby indemnify, protect, defend and save Lessor, its officers, directors, shareholders and employees, at no cost or expense to Lessor, harmless against any and all claims, demands, damages, costs and expenses, including reasonable attorney's fees for the defense thereof, arising from the conduct, operation or management of the business conducted by Lessee on the Property, or from any breach or default on the part of Lessee in the performance of any covenant or agreement on the part of Lessee to be performed pursuant to the terms of this Lease, or from any act or negligence or omissions of Lessee, its agents, contractors, servants and employees, in or about the Property, including but not limited to, any breach of this Lease or any death, personal injury, environmental hazard situation or property damage occurring in or about the Property, or (i) any violations of law caused by any act or omission, whether negligent or otherwise, of Lessee or (ii) any environmental contamination or occurrence affecting or arising out of the Demised Premises which occurs or commenced occurring during any period when Lessee was or is in possession of the Demised Premises, and which occurs or arises out of any act or inaction of Lessee or (iii) any failure by Lessee to notify Lessor of the need for repairs or any failure by Lessee to otherwise comply with Lessor's maintenance obligations as set forth in this Lease or (iv) action or inaction of the Lessee in the operation of Lessee's business, management of or operation of the Demised Premises or (v) activities of any third parties acting on behalf of Lessee with respect to the Demised Premises, management of or conduct of Lessee's business or businesses or (vi) any claims by creditors of Lessee or (vii) any failure by Lessee to obtain or keep current the amounts and types of insurance required by this Lease or to comply with the terms and conditions of the insurance obtained or (viii) any violations of any law or ordinance whether occasioned by the act or neglect of Lessee or those holding under Lessee. In the event any action or proceeding is brought against Lessor by reason of any such claim, Lessee covenants to defend such action or proceeding by counsel reasonably satisfactory to Lessor. The obligations imposed on Lessee by this section accruing prior to any termination of this Lease shall survive such termination.
B.            Lessee hereby assumes the risk of and sole responsibility for and hereby agree to indemnify Lessor, its officers, directors, shareholders, employees, agents, successors and assigns against all costs, expenses, liabilities, and claims for injuries, death loss or damage of any kind or character, to person or property by whomever suffered or asserted (including, without limitation), Lessor resulting from or arising out of:
(i)            any mechanic s lien or security interest filed against the Property, or any portion thereof, or equipment, materials or alterations of buildings or improvements thereon, when such lien or security interest is filed as a result of the action of Lessee or its agent or employee; or

Exhibit 10(m) -- Page 6

(ii)            the failure of Lessee to either maintain or reconcile adequate records for the detection of water contamination or possible leaks in tanks or piping or to promptly notify Lessor of any indication of such contamination or leaks
Assignment and Subletting
Lessee shall not sublet the premises or assign this Agreement without the prior written consent of the Lessor. Any such attempt to sublet or assignment by Lessee shall be a breach of this Agreement and cause for immediate termination.
Notices
Any notice or other communication to be given under this Agreement shall be in writing and shall be sent to the parties at the following addresses:
Lessee:
OTM USA Corp
12355 Hagen Ranch Road
Suite 604
Boynton Beach, FL 33411

Lessor:

Reitano Enterprises, Inc. P.O. Box 5401175
Lake Worth, FL 33454

Entire Agreement
This Agreement constitutes the entire agreement between the parties, and supersedes any earlier statement or understanding. No changes or additions to the terms of the Agreement shall be valid unless in writing and signed by both parties.

Exhibit 10(m) -- Page 7

Cross default
LESSEE EXPRESSLY ACKNOWLEDGES THAT ON OR ABOUT THE SAME TIME THAT LESSOR AND LESSEE ARE ENTERING INTO THIS LEASE, LESSOR AND LESSEE HAVE ENTERED INTO A SIMILAR LEASE FOR THE DEMISED PREMISES LOCATED AT 1201 ROYAL PALM BEACH BLVD., ROYAL PALM BEACH, FLORIDA 33411 (THE "OTHER LEASE"). ACCORDINGLY, LESSEE EXPRESSLY ACKNOWLEDGES AND AGREES THAT ANY DEFAULT BY LESSEE UNDER THE TERMS OF THE OTHER LEASE OR ANY OF THE OTHER DOCUMENTS EVIDENCING AND SECURING SAID OTHER LEASE SHALL ALSO CONSTITUTE AN EVENT OF DEFAULT UNDER THE TERMS OF THIS LEASE. LIKEWISE, ANY UNCURED EVENT OF DEFAULT UNDER THE TERMS AND CONDITIONS OF THIS LEASE SHALL CONSTITUTE A DEFAULT UNDER THE OTHER LEASE. IN THE EVENT OF AN EVENT OF DEFAULT UNDER THIS LEASE OR THE OTHER LEASE, LESSOR SHALL HAVE THE RIGHT TO TERMINATE THIS LEASE AND THE OTHER LEASE AND TO EXERCISE ALL ITS RIGHT AND REMEDIES AS MAY BE AVAILABLE TO LESSOR UNDER FLORIDA LAW AND AS OTHERWISE SPECIFICALLY PROVIDED IN THE LEASE AND/OR THE OTHER LEASE. LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT LESSEE'S AGREEMENT TO THE TERMS AND PROVISIONS OF THIS CROSS DEFAULT PROVISION IS A CONDITION PRECEDENT TO THE VALIDITY AND EFFECTIVENESS OF THIS LEASE; AND IF NOT FOR LESSEE'S AGREEMENT THAT LESSEE'S PERFORMANCE PURSUANT TO THE TERMS AND CONDITIONS OF THIS LEASE AND THE OTHER LEASE ARE EACH DEPENDENT UPON THE OTHER, SUCH THAT ALL BOTH LEASES SHALL BE DEEMED ONE SINGLE TRANSACTION BY AND BETWEEN THE LESSOR AND LESSEE, LESSOR WOULD NOT HAVE ENTERED INTO THIS LEASE OR THE OTHER LEASE.
Enforcement costs
Jurisdiction and Venue. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Lease occurred or will occur in Palm Beach County, Florida, and that the Demised Premises are located in Palm Beach County, Florida. Therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Lease will be brought in the courts of record of the State of Florida in Palm Beach County, Florida or the court of the United States, Southern District of Florida; (ii) consents to the jurisdiction of each court in any suit, action or proceeding; and (iii) waives any objections which it may have to the laving of venue of any suit, action or proceeding in any of the courts.
Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Lease, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Lease, the successful or prevailing party will be entitled to recover reasonable attorney's fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals or declaratory actions), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

Exhibit 10(m) -- Page 8

Remedies Cumulative. No remedy in this Lease conferred upon any party is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given here or now or existing in the future at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy will preclude any other.
Governing Law. This Lease and all transactions contemplated by this Lease will be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.
SIGNATURE PAGE FOLLOWS

Exhibit 10(m) -- Page 9

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.
WITNESSES:	"LESSOR"

REITANO ENTERPRISES, INC., a Florida corporation

/s/ Karen Parish	By: /s/ Richard Reitano
Richard Reitano, President
/s/ Karen Parish
Date: 12/21/2015

"LESSEE"

OTM USA CORP., a Florida corporation

/s/ Russell Parker	By: /s/ Jay Seewald
Print Name: Jay Seewald
Russell Parker	Title: President

Date: 12/21/2015

Exhibit 10(m) -- Page 10